(Letterhead of Branden T. Burningham, Esq.)


November 22, 2005


U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation, a Colorado corporation (the "Registrant"), to be filed on or about November 22, 2005, covering the registration and issuance of 200,000 shares of common stock to participants in the Company's 2005 Stock Option Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

                                   Branden T. Burningham

cc:    Wizzard Software Corporation